Consent of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Airbee Wireless, Inc.
9400 Key West Avenue
Rockville, MD 20850-3322

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 11, 2006 (September 19, 2006 as to the effects of the restatement discussed in Note 11), relating to the financial statements of Airbee Wireless, Inc. which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Bagell, Josephs, Levine & Company, L.L.C.
Gibbsboro, NJ 08026

November 17, 2006